Moody National REIT, Inc.  POS AM

Exhibit 10.97

AMENDED AND RESTATED MASTER LEASE AGREEMENT

EFFECTIVE JUNE 24, 2014

BETWEEN

Moody National Cedar-Newark Holding, LLC, a Delaware limited liability company

AS LESSOR

AND

Moody National TPS Newark MT, LLC, a Delaware limited liability company

AS LESSEE

AMENDED AND RESTATED MASTER LEASE AGREEMENT

THIS AMENDED AND RESTATED MASTER LEASE AGREEMENT (hereinafter called *"Lease"*), effective as of the 24th day of June, 2014, by and between Moody National Cedar-Newark Holding, LLC, a Delaware limited liability company (hereinafter called *"Lessor"*), and Moody National TPS Newark MT, LLC, a Delaware limited liability company (hereinafter called *"Lessee"*), provides as follows:

RECITALS:

WHEREAS, MN Newark, LLC, a Delaware limited liability company ("Prior Owner") and Lessee previously entered into an Amended and Restated Master Lease Agreement dated November 20, 2007, as amended by that certain First Amendment to Amended and Restated Master Lease Agreement dated May 1, 2009, and as further amended by that certain Second Amendment to Amended and Restated Master Lease Agreement dated June 15, 2012 ("Original Master Lease").

WHEREAS, Prior Owner has transferred all of its ownership interest in the Leased Property to Lessor concurrently herewith; and

WHEREAS, Lessor and Lessee desire to amend and restate the Original Master Lease in its entirety.

AGREEMENT:

Lessor, for and in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property.

ARTICLE 1
LEASED PROPERTY; TERM

1.1 Leased Property. The Leased Property shall mean and is comprised of Lessor's interest in the following:

(a) the land described in Exhibit A attached hereto and by reference incorporated herein (the *"Land"*);

(b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the *"Leased Improvements"*);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all equipment, machinery, fixtures, and other items of property required for or incidental to the use of the Leased Improvements as a hotel, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the *"Fixtures"*);

(e) all furniture and furnishings and all other items of personal property (excluding Inventory and personal property owned by Lessee, if any) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto.

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AND SUBJECT TO THE RIGHTS OF PARTIES IN

POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS AND OTHER MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

1.2 Term. The term of this Lease (the "Term") shall commence on the date hereof (the "Commencement Date") and shall end on the tenth (10th) anniversary of the last day of the month in which the Commencement Date occurs, unless sooner terminated in accordance with the provisions hereof; provided, however, in the event that the Initial Loan is not repaid upon this termination date, the term of this Lease shall renew for a one-year extension from the initial termination date; provided, further, that if the Relicensing Franchise Agreement by and between Lessee and MIF, L.L.C. dated January 24, 2014 remains in effect, this Agreement shall renew for additional one-year extensions from the initial termination date until such Relicensing Franchise Agreement is terminated.

(a) Option to Terminate Lease. In the event Lessor enters into a contract to sell the Leased Property to a non-Affiliate, Lessor may terminate the Lease by giving not less than forty-five (45) days' prior written notice of the election to terminate the Lease effective upon the consummation of such transaction. Effective upon such termination date, the Lease shall terminate and be of no further force and effect as to any obligations of the parties existing as of such date that survive termination of this Lease. Lessor shall pay to Lessee, or reimburse Lessee for any assignment or termination fees or other liabilities arising under the Management Agreement or any Franchise Agreement solely as a result of the termination or assignment of such agreements in connection with a termination of the Lease under this Section 1.2(a).

1.3 Transition Procedures. Upon the expiration or termination of the Term of this Lease, Lessor and Lessee shall do the following (and the provisions of this Section 1.3 shall survive the expiration or termination of this Lease until they have been fully performed) and, in general, shall cooperate in good faith to effect an orderly transition of the management and/or lease of the Hotel:

(a) Transfer of Licenses. Lessee shall use reasonable efforts (i) to transfer to Lessor or Lessor's nominee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Hotel (collectively, "*Licenses*"), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for, all Licenses; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

(b) Leases and Concessions. Lessee shall assign to Lessor or Lessor's nominee simultaneously with the termination of this Lease, and the assignee shall assume, all leases and concession agreements in effect with respect to the Hotel then in Lessee's name.

(c) Books and Records. All books and records for the Hotel kept by Lessee pursuant to Section 4.2 shall be delivered promptly to Lessor or Lessor's nominee, simultaneously with the termination of this Lease, but such books and records shall thereafter be available to Lessee at all reasonable times for inspection, audit, examination, and transcription for a period of one (1) year and Lessee may retain (on a confidential basis) copies or computer records thereof.

(d) Receivables and Payables. Lessee shall be entitled to retain all cash, bank accounts and house banks, and to collect all Gross Revenues and accounts receivable accrued through the termination date. In addition, Lessee shall be entitled to retain any amounts remaining of the monthly furniture and equipment funded by Lessee as required by the Loan Documents and/or the Management Agreement. Lessee shall be responsible for the payment of Rent, all Gross Operating Expenses and all other obligations of Lessee accrued under this Lease as of the termination date, and Lessor or Lessor's nominee shall be responsible for all Gross Operating Expenses of the Hotel accruing after the termination date.

(e) Final Accounting. Lessee shall, within forty five (45) days after the expiration or termination of the Term, prepare and deliver to Lessor a final accounting statement, dated as of the date of the expiration or termination, along with a statement of any sums due from Lessee to Lessor pursuant hereto and payment of such funds.

(f) Inventory. Lessee shall insure that the Leased Property, at the date of such termination or expiration, has Inventory of a substantially equivalent nature and amount as exists at the Leased Property on the Commencement Date, and Lessor or its designee shall acquire such Inventory from Lessee for a sale price equal to the fair market value of such Inventory to the extent that such Inventory is the personal property of the Lessee.

(g) Surrender. Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair, as would a prudent owner, during the entire Term of the Lease), or damage by casualty or Condemnation (subject to the obligations of Lessee to restore or repair as set forth in the Lease)

The provisions of this Section 1.3 shall survive the expiration or termination of this Lease until they have been fully performed. Nothing contained herein shall limit Lessor's rights and remedies.

1.4 Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month 125% of the aggregate of (a) one-twelfth of the aggregate Base Rent and Percentage Rent payable with respect to the last Fiscal Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased Property. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

1.5 Forfeiture. In the event that any of Lessee's Personal Property is retained by Lender in a foreclosure or otherwise due to Lessor's failure to satisfy amounts due under the Loan Documents that are not an obligation of the Lessee pursuant to the terms of this Lease, Lessor shall pay to Lessee a fee in the amount of $100,000.

ARTICLE 2

DEFINITIONS

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (c) all references in this Lease to designated *"Articles," "Sections"* and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (d) the words *"herein," "hereof"* and *"hereunder"* and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Additional Charges: As defined in Section 3.3.

Affiliate: The term *"Affiliate"* of a Person shall mean (a) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any other Person that owns, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such Person, or (c) any officer, director, employee, partner, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person or any Person that owns, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such Person (excluding trustees and Persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, *"control"* (including the correlative meanings of the terms *"controlled by"* and *"under common control with"*), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

Annual Budget: The operating and capital budget prepared by Lessee and delivered to Lessor in accordance with Section 4.1.

Annual Revenues Computation: As defined in Subsection 3.1(b) and set forth on Exhibit C.

Base Rate: The rate of interest announced publicly by Citibank, N.A., in New York, New York, from time to time, as such bank's base rate. If no such rate is announced or if such rate becomes discontinued, then such other rate as Lessor may reasonably designate.

Base Rent: As defined in Section 3.1(a).

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Houston, Texas are closed.

CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Change of Control: The sale, conveyance, assignment, encumbering, pledging, hypothecation, granting a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration) of any class stock or other equity interests in a Person (other than among existing holders of interests in such Person on the Commencement Date and/or family members of such holders and/or trusts for the benefit of any of the foregoing) that, upon a transfer of any portion thereof, will create in the transferee thereof, directly or indirectly, a majority of any class of stock or other equity interests of such Person.

Claims: As defined in Section 12.2.

COBRA: As defined in Subsection 8.2(b).

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: As defined in Section 1.2

Condemnation Proceeding: Any action or proceeding brought by competent authority for the purpose of any taking of the fee of the Leased Property or any part thereof or estate therein as a result of the exercise of the power of eminent domain, including, but not limited to, a voluntary conveyance to such authority under either threat of or in lieu of condemnation or while such action or proceeding is pending.

Consolidated Financials: For any fiscal year or other accounting period for Lessee and its consolidated subsidiaries, if any, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with generally accepted accounting principles and audited by independent certified public accountants acceptable to Lessor in its sole discretion.

Date of Taking: As defined in Subsection 15.1(d).

Encumbrance: As defined in Section 22.1.

Environmental Audit: As defined in Subsection 8.3(b).

Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

Environmental Liabilities: Any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

(a) Failure of Lessee, Lessor, any Predecessor or the Leased Property to comply at any time with all Environmental Laws;

(b) Presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

(c) A Release at any time of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

(d) Identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(e) Presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

(f) Any and all claims for injury or damage to Persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property.

Event of Default: As defined in Section 16.1.

FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

Fiscal Year: The twelve (12) month period from January 1 to December 31, or any shorter period at the beginning or end of the Term.

Fixtures: As defined in Section 1.1.

Force Majeure: An Unavoidable Occurrence, generally affecting travel and/or the hotel or lodging business in the market and/or submarket in which the Hotel is located.

Franchise Agreement: any franchise agreement or license agreement with a franchisor (such as MIF, L.L.C.) under which the Hotel is operated.

Furniture and Equipment: For purposes of this Lease, the terms *"furniture and equipment"* shall mean collectively all furniture, furnishings, wall coverings, fixtures and hotel equipment and systems located at, or used in connection with, the Hotel, together with all replacements therefor and additions thereto, including, without limitation, (i) all equipment and systems required for the operation of kitchens and bars, laundry and dry cleaning facilities, (ii) office equipment, (iii) material handling equipment, cleaning and engineering equipment, (iv) telephone and computerized accounting systems, and (v) vehicles.

Government: The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any agency or political subdivision of any of the foregoing.

Gross Operating Expenses: The term *"Gross Operating Expenses"* shall include (i) all costs and expenses of operating the Hotel included within the meaning of the term *"Total Costs and Expenses"* contained in the Uniform System and, (ii) without duplication, the following: all salaries and employee expense and payroll taxes (including salaries, wages, bonuses and other compensation of all employees of the Hotel, and benefits including life, medical and disability insurance and retirement benefits), expenditures described in Section 9.1, operational supplies, utilities, insurance to be provided by Lessee under the terms of this Lease, governmental fees and assessments, common area maintenance costs and other common area fees and assessments, food, beverages, laundry service expense, the cost of Inventories, license fees, advertising, marketing, reservation systems and any and all other operating expenses as are reasonably necessary for the proper and efficient operation of the Hotel and the Leased Property incurred by Lessee in accordance with the provisions hereof (excluding, however, (i) federal, state and municipal excise, sales and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes paid over to federal, state or municipal governments, (ii) the cost of insurance to be provided under Article 13, (iii) expenditures by Lessor pursuant to Article 13 and (iv) payments on any Mortgage or other mortgage or security instrument on the Hotel); all determined in accordance with generally accepted accounting principles. No part of Lessee's central office overhead or general or administrative expense (as opposed to that of the Hotel), shall be deemed to be a part of Gross Operating Expenses, as herein provided. Reasonable out-of-pocket expenses of Lessee incurred for the account of or in connection with the Hotel operations, including but not limited to postage, telephone charges and reasonable travel expenses of employees, officers and other representatives and consultants of Lessee and its Affiliates, shall be deemed to be a part of Gross Operating Expenses and such Persons shall be afforded reasonable accommodations, food, beverages, laundry, valet and other such services by and at the Hotel without charge to such Persons or Lessee.

Gross Operating Profit: For any Fiscal Year, the excess of Gross Revenues for such Fiscal Year over Gross Operating Expenses for such Fiscal Year.

Gross Revenues: All revenues, receipts, and income of any kind derived directly or indirectly by Lessee from or in connection with the Hotel (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with generally accepted accounting principles, excluding, however: (i) funds furnished by Lessor, (ii) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) the amount of all credits, rebates or refunds to customers, guests or patrons, and all service charges, finance charges, interest and discounts attributable to charge accounts and credit cards, to the extent the same are paid to Lessee by its customers, guests or patrons, or to the extent the same are paid for by Lessee to, or charged to Lessee by, credit card companies, (iv) gratuities or service charges actually paid to employees, (v) proceeds of insurance and condemnation, (vi) proceeds from sales other than sales in the ordinary course of business, (vii) all loan proceeds from financing or refinancings of the Hotel or interests therein or components thereof, (viii) judgments and awards, except any portion thereof arising from normal business operations of the Hotel, and (ix) items constituting *"allowances"* under the Uniform System.

Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

(a) Solid or hazardous waste, as defined in RCRA or any other Environmental Law;

(b) Hazardous substances, as defined in CERCLA or any other Environmental Law;

(c) Toxic substances, as defined in TSCA or any other Environmental Law;

(d) Insecticides, fungicides, or rodenticides, as defined in FIFRA or any other Environmental Law; and

(e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenyl, asbestos and urea formaldehyde.

Hotel: The hotel and/or other facility offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction, privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other Person, or (2) any net revenue tax of Lessor or any other Person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor, except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof. Notwithstanding anything contained herein to the contrary, Lessor shall fund all tax escrows required to be reserved pursuant to the Loan Documents and Lessee shall not be responsible for the payment of such amounts.

Indemnified Party: Either of a Lessee Indemnified Party or a Lessor Indemnified Party.

Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to Sections 8.3 or 18.1.

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Initial Lender: U.S. Bank National Association, as Trustee under that certain pooling and Servicing Agreement dated as of September 1, 2012, for the Registered Holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-LC5, successor-in-interest from Ladder Capital Finance LLC, and its successors and assigns.

Initial Loan: The loan in the original principal amount of $5,250,000 made by the Initial Lender and assumed by Lessor concurrently herewith.

Initial Loan Documents: The (a) the (i) Loan Agreement, (ii) Promissory Note, (iii) Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (iv) Consent and Subordination of Property Management Agreement, (v) Environmental Indemnity Agreement, (vi) Master Lease Subordination and Attornment Agreement, (vii) Amended and Restated Cash Management Agreement, (viii) Assignment of Leases and Rents, (ix) Deposit Account Control Agreement, (x) Collateral Assignment of Leases and Rents and Security Agreement, and (xi) Assumption Agreement; and (b) any other documents executed by Lessor, Lessee (where applicable) and Initial Lender evidencing the Loan.

Inventory: All *"Inventories of Merchandise"* and *"Inventories of Supplies"* as defined in the Uniform System, including without limitation linens, china, silver, glassware and other non-depreciable personal property, and including any property of the type described in Section 1221(1) of the Code.

Land: As defined in Section 1.1.

Lease: This Lease by and between the Lessor and Lessee.

Leased Improvements; Leased Property: Each as defined in Section 1.1.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use or alteration thereof (whether by Lessee or otherwise), whether now in force or hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

Lender: The Initial Lender or any lender under a Permitted Mortgage.

Lessee: The Lessee designated in this Lease and its respective permitted successors and assigns.

Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's or member's interest) in Lessee, the officers, directors, stockholders, members, managers, employees, agents and representatives of Lessee, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, member, manager, employee, agent or representative.

Lessee's Personal Property: As defined in Section 6.2.

Lessor: The Lessor designated in this Lease and its respective successors and assigns.

Lessor Capital Improvements: All capital expenditures attributable to the foundation, structural walls and the roof of the Leased Property, but excluding windows and plate glass, mechanical, electrical and plumbing systems and equipment, including conduit and ductware, and non-load bearing walls and parking lot surfaces.

Lessor Indemnified Party: Lessor, any Affiliate of Lessor, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder's or partnership interest) in Lessor, the officers, directors, stockholders, members, managers, employees, agents and representatives of the general partner of Lessor and any partner, agent, or representative of Lessor, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, partner, member, manager, employee, agent or representative.

Licenses: As defined in Subsection 1.3(a).

Loan Documents: The Initial Loan Documents or any documents comprising a Permitted Mortgage.

Management Agreement: That certain Hotel Management Agreement dated January 29, 2014 to which Moody National Hospitality Management, LLC and the Lessee are the current parties (as amended and assigned) or any agreement pursuant to which a successor manager operates the Hotel.

Manager: Moody National Hospitality Management, LLC, or any successor manager that is retained by Lessee to operate the Hotel pursuant to this Lease and any Franchise Agreement

Notice: As defined in Article 26.

Officer's Certificate: A certificate of Lessee reasonably acceptable to Lessor, signed by the chief financial officer or another officer authorized so to sign by the board of directors or other governing body of Lessee, or bylaws or limited liability company agreement of Lessee, or any other Person whose power and authority to act has been authorized by delegation in writing by any such officer.

Overdue Rate: On any date, a rate equal to the Base Rate plus 1.25% per annum, but in no event greater than the maximum rate then permitted under applicable law.

Payment Date: Any due date for the payment of any installment of Base Rent.

Percentage Rent: As defined in Subsection 3.1(b).

Permitted Mortgage: The mortgage, deed of trust or other similar documents ("Mortgage") securing the Initial Loan or any subsequent mortgage placed on the Leased Property by Lessor and Lessee in compliance with the terms of this Lease.

Person: Any Government, natural person, corporation, general or limited partnership, limited liability company, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other entity.

Personal Property Taxes: All personal property taxes imposed on the furniture, furnishings or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than such Inventory and other personal property that is owned by Lessee), together with all replacement, modifications, alterations and additions thereto.

Predecessor: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Lessor or Lessee, either contractually or by operation of law, relating to the Leased Property.

Primary Intended Use: As defined in Subsection 7.2(b).

Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

RCRA: The Resource Conservation and Recovery Act, as amended.

Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land, and any improvements thereon.

Release: A *"Release"* as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

Rent: Base Rent, Percentage Rent and Additional Charges, collectively.

Repositioning: As defined in Section 3.6.

Restoration: The restoration, repair, replacement, rebuilding or alteration of the Leased Property following a casualty or a partial Taking (including, without limitation, the cost of all temporary repairs for the protection of property pending the completion of permanent restoration, repair, replacement, rebuilding or alteration), to a complete architectural unit of as nearly as possible the same value, condition and character that existed immediately prior to such casualty or Taking, to the extent permissible under applicable Legal Requirements, including without limitation, all zoning and use requirements and regulations.

SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

Solvent: As to any Person, (a) the sum of the assets of such Person exceeds its liabilities and (b) such Person has sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted.

State: The state or commonwealth in which the Hotel is located, namely Georgia.

Subsidiaries: Persons in which Lessee owns, directly or indirectly, more than fifty percent (50%) of the voting stock or control, as applicable.

Surplus. As defined in Section 15.2(c).

Taking: The event of vesting of title to the Project or any part thereof or estate therein in the condemning authority as the result of any Condemnation Proceeding.

Term: As defined in Section 1.2.

TSCA: The Toxic Substances Control Act, as amended.

Unavoidable Occurrence. The occurrence of strikes, lockouts, labor unrest, gasoline and other energy shortages, widespread disruption of air, auto or other travel, inability to procure materials or services, power or other utility failure, acts of God (such as hurricanes, tornadoes, earthquakes, floods and mud slides), governmental restrictions, war or other enemy or terrorist action, civil commotion, fire, casualty, condemnation or other similar causes, in each case, if such cause is beyond the reasonable control of Lessee; provided that (i) lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease or any guaranty of this Lease, and (ii) any such occurrence is an extraordinary, as opposed to a routine or cyclical, material event that was not reasonably foreseeable when the then-applicable Annual Budget was prepared.

Uniform System: The Uniform System of Accounts for Hotels (9th Revised Edition, 1996) as published by the American Hotel and Lodging Association, with such later revisions as may be agreed to by both Lessor and Lessee.

Unsuitable for its Primary Intended Use: A state or condition of the Hotel such that, in the good faith judgment of Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Lessee, due to casualty damage or loss through Condemnation, the Hotel cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.

Vesting Date. The date of any Taking.

WARN Act: As defined in Subsection 8.2(b).

Working Capital: Funds reasonably necessary for the day-to-day operation of the Hotel's business for a thirty (30) day period, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, payrolls, accounts payable, accrued current liabilities, and funds required to maintain Inventories.

ARTICLE 3
RENT; RENT ADJUSTMENTS

3.1 Rent. Lessee will pay to Lessor in lawful money of the United States of America, in immediately available funds, at Lessor's address set forth in Article 26 hereof or at such other place or to such other Person as Lessor from time to time may designate in a Notice, all Base Rent, Percentage Rent and Additional Charges, during the Term, as follows:

(a) Base Rent: The annual sum specified in Exhibit B, as adjusted pursuant to Subsection 3.1(e) hereof, payable in advance in equal, consecutive monthly installments, on or before the tenth day of each calendar month of the Term (*"Base Rent"*); provided, however, that the first monthly payment of Base Rent shall be payable during the second calendar month of the Term, and that the first and last monthly payments of Base Rent shall be pro rated as to any partial month (subject to adjustment as provided in Sections 14.4 and 15.3). Within thirty (30) days prior to the fifth (5th) anniversary of the Commencement Date, Lessor and Lessee shall determine the Base Rent for the next five (5) years at a market rate mutually agreed upon by the parties. If the parties cannot, within thirty (30) days, agree on the new Base Rent, either party may require that the matter be submitted to binding arbitration as set forth in Section 25.1. On each subsequent five (5) year anniversary, Base Rent shall be determined as set forth in this Section 3.1(a).

(b) Percentage Rent: For each year of the Term commencing with the Commencement Date, Lessee shall pay percentage rent (*"Percentage Rent"*), to the extent that such Percentage Rent is greater than the Base Rent due for such period.

Percentage Rent shall be an amount equal to the applicable Annual Revenues Computation (as set forth on Exhibit C) less an amount equal to the Base Rent paid with respect to such year. The Annual Revenues Computation shall be adjusted beginning on the fifth (5th) anniversary of the Commencement Date, and each 5 year anniversary thereafter , in the same manner as Base Rent is adjusted pursuant to Section 3.1(a). During the first year of the Lease, the Percentage Rent shall be calculated in November and May, and to the extent that any Percentage Rent is due, shall be payable within 15 days following the end of November and May. Beginning on the first anniversary of the Commencement Date, Percentage Rent shall be payable each calendar month on or before the last day of the calendar month in an amount equal to the excess, if any, of the budgeted Percentage Rent payable with respect to the then current calendar month (which budgeted amount shall be equal to one-twelfth (1/12) of the annual estimate of Percentage Rent included in the Annual Budget for the year in which the calendar month occurs) over Base Rent for such calendar month. In November and May of each year, the actual Percentage Rent due shall be calculated.

There shall be no reduction in the Base Rent regardless of the result of any Annual Revenues Computation.

(c) Reserved

(d) Officer's Certificates. In May and November of each year of the Lease term, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor setting forth the computation of the Percentage Rent that accrued for the specified semi-annual period. If the Percentage Rent due and payable for such period exceeds the amount actually paid by Lessee for such year, Lessee shall pay such excess to Lessor at the time the Officer's Certificate is delivered. If the actual Percentage Rent due and payable is less than the amount actually paid for such period, Lessor, at its option, shall reimburse such amount to Lessee or credit such amount against subsequent months' Base Rent. Any credit to Base Rent shall not be applied for purposes of calculating Percentage Rent payable for any subsequent month.

The obligation to pay Percentage Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Percentage Rent accrued prior to such termination date, and Lessee's good faith best estimate of the amount of any unresolved contractual allowances, shall be made not later than two (2) years after such expiration or termination date, but Lessee shall advise Lessor within sixty (60) days after such expiration or termination date of Lessee's best estimate at that time of the approximate amount of such adjustments, which estimate shall not be binding on Lessee or have any legal effect whatsoever.

(e) Allocation of Rent. The parties hereto acknowledge and agree that the Base Rent paid or payable by Lessee to Lessor hereunder shall, to the extent relevant, be allocated between the personal property and real property constituting Leased Property hereunder in direct proportion to the then recognizable fair market value of such personal property and real property. Percentage Rent in excess of Base Rent shall be allocated solely to real property.

3.2 Confirmation of Percentage Rent. Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with generally accepted accounting principles, that will accurately record all data necessary to compute Percentage Rent, and Lessee shall retain, for at least four (4) years after the expiration of each semi-annual period (and in any event until the reconciliation described in Subsection 3.1(d) for such period has been made), reasonably adequate records conforming to such accounting system showing all data necessary to compute Percentage Rent for the applicable period. Lessor, at its expense (except as provided hereinbelow), shall have the right from time to time, upon prior written notice to Lessee and Manager, by its accountants or representatives to audit the information that formed the basis for the data set forth in any Officer's Certificate provided under Subsection 3.1(d) and, in connection with such audits, to examine all Lessee's records (including supporting data and sales and excise tax returns) reasonably required to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements; provided, however that Lessor may only inspect or audit records in Manager's possession subject to the terms of Lessee's access thereto under the Management Agreement. If any such audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of such audit or the matter is

otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any audit that is commenced more than two (2) years after the date Percentage Rent for any period is reported by Lessee to Lessor, the deficiency, if any, with respect to such Percentage Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Lessee, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. If any such audit discloses that the Percentage Rent actually due from Lessee for any Fiscal Year exceed those reported by Lessee by more than three percent (3%), Lessee shall pay the cost of such audit and examination. Any proprietary information obtained by Lessor pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Lessor may disclose such information to prospective lenders or as required to comply with applicable Legal Requirements, including without limitation, reporting requirements under state and federal securities laws. The obligations of Lessee contained in this Section shall survive the expiration or earlier termination of this Lease.

3.3 Additional Charges. In addition to the Base Rent and Percentage Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) of this Section 3.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the *"Additional Charges"*), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Base Rent. If any installment of Base Rent and Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Lessor shall pay same from monies received from Lessee.

3.4 Net Lease. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Base Rent, Percentage Rent and Additional Charges throughout the Term, all as more fully set forth in Article 5, but subject to any other provisions of this Lease that expressly provide for adjustment or abatement of Rent or other charges or expressly provide that certain expenses or maintenance shall be paid or performed by Lessor.

3.5 No Termination or Abatement. Except as otherwise specifically provided in this Lease, and except for loss of the Management Agreement solely by reason of any action or inaction by Lessor, Lessee, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor (which shall not be unreasonably withheld or delayed) to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any Person other than Lessor, (c) any claim which Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (1) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (2) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The

obligations of Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

3.6 Rent Adjustment: Change in Franchise Affiliation or Change in Scope of Work. Except to the extent that doing so would cause Lessor to recognize income other than *"rents from real property"* as defined in Section 856(d) of the Code, notwithstanding anything herein (other than Article 19) to the contrary, if (i) the facts and circumstances underlying the documented, basic assumptions upon which both Lessor and Lessee have relied in determining the Base Rent and the Percentage Rent payable hereunder become materially incorrect solely as a result of (A) a decision to re-brand the Hotel that is made after the Commencement Date, (B) the scope or cost of substantial renovations or other capital improvements to the Hotel (that were not planned as of the Commencement Date)I, or (C) the implementation of any other hotel repositioning strategies (that were not planned as of the Commencement Date) resulting in significant disruption of the operations of the Hotel (collectively, a *"Repositioning"*), and (ii) Lessor and Lessee so agree in writing, then Lessor and Lessee shall, in good faith, negotiate modifications to the Base Rent and Percentage Rent to adjust (i.e., increase, decrease or reallocate among revenue categories) such Base Rent and Percentage Rent to reflect such change in basic assumptions for the affected periods, using the same methodology and other basic assumptions as were initially utilized in determining the Base Rent and Percentage Rent hereunder. If Lessor and Lessee are unable to agree, within thirty (30) days after the date of written certification from either Lessee or Lessor to the other party that a good faith dispute exists, as to the existence of the occurrence of a Repositioning or the adjustments to be made to the amounts or percentages for the Base Rent and Percentage Rent hereunder as a result of any repositioning, the dispute may be submitted by either party to arbitration under Section 25.1 hereof for resolution (during which period Lessee shall continue to pay Base Rent and Percentage Rent as required under Section 3.1 of this Lease).

ARTICLE 4
BUDGETS; BOOKS AND RECORDS

4.1 Annual Budget. Not later than twenty (20) days prior to the commencement of each Fiscal Year, Lessee shall submit the Annual Budget to Lessor. The Annual Budget shall contain the following, to the extent included in the operating budgets and capital budgets provided to Lessee by Manager under the Management Agreement for the Hotel:

(a) Lessee's reasonable estimate of Gross Revenues (including room rates and Room Revenues), Gross Operating Expenses, and Gross Operating Profits for the forthcoming Fiscal Year itemized on schedules on a monthly basis as approved by Lessor and Lessee, as same may be revised or replaced from time to time by Lessee and approved by Lessor, together with the assumptions, forming the basis of such schedules.

(b) An estimate of the amounts to be spent for the repair, replacement, or refurbishment of Furniture and Equipment and/or Fixtures or otherwise.

(c) An estimate of any amounts Lessor will be required to provide for required or desirable capital improvements to the Hotel or any of its components.

(d) A cash flow projection.

(e) A business plan, which shall describe business objectives and strategies for the forthcoming Fiscal Year, and shall include without limitation an analysis of the market area in which the Hotel competes, a comparison of the Hotel and its business with competitive hotels, an analysis of categories of potential guests, and a description of sales and marketing activities designed to achieve and implement identified objectives and strategies.

4.2 Books and Records. Lessee shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with generally accepted accounting principles and the obligations of Lessee under this Lease. The books of account and all other records relating to or reflecting the operation of the Hotel shall be kept either at the Hotel or at Lessee's offices in Houston, Texas or at Manager's central offices, and shall be available to Lessor and its representatives and its auditors or accountants, at all reasonable times, upon prior written notice to Lessee and Manager, for examination, audit,

inspection, and transcription; provided, however that Lessor may only inspect or audit records in Manager's possession subject to the terms of Lessee's access thereto under the Management Agreement. All of such books and records pertaining to the Hotel including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessor and shall not be removed from the Hotel or Lessee's offices or Manager's central offices (but may be moved among any of the foregoing) by Lessee without Lessor approval.

ARTICLE 5
IMPOSITIONS AND OTHER COSTS

5.1 Payment of Impositions. Subject to Article 12 (relating to permitted contests), Lessee will pay, or cause to be paid, all Impositions, provided that such Impositions shall not include any taxes for which Lessor is required to reserve funds pursuant to the Loan Documents, before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article 12) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Lessor's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes, Real Estate Taxes, Personal Property Taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have occurred and be continuing, any such refund shall be paid over to or retained by Lessor. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article 16. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Lessee shall file all Personal Property Tax returns in such jurisdictions where it is legally required so to file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property classified as personal property. Where Lessor is required to file Personal Property Tax returns, Lessee shall provide Lessor with copies of assessment notices in sufficient time for Lessor to file a protest. Lessor may, upon Notice to Lessee, at Lessor's option and at Lessor's sole expense, protest, appeal, or institute such other proceedings (in its or Lessee's name) as Lessor may deem appropriate to effect a reduction of real estate or personal property assessments for those Impositions to be paid by Lessor, and Lessee, at Lessor's expense as aforesaid, shall fully cooperate with Lessor in such protest, appeal, or other action. Lessor hereby agrees to indemnify, defend, and hold harmless Lessee from and against any claims, obligations, liabilities and loss against or incurred by Lessee in connection with such cooperation. Billings by Lessor to Lessee for reimbursement of any Personal Property Taxes paid by Lessor shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor, however, reserves the right to effect any such protest, appeal or other action and, upon Notice to Lessee, shall control any such activity, which shall then go forward at Lessor's sole expense. Upon such Notice, Lessee, at Lessor's expense, shall cooperate fully with such activities.

5.2 Notice of Impositions. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions, but such failure to provide notice shall obviate any default hereunder for a reasonable time after Lessee receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto.

5.3 Adjustment of Impositions. Impositions imposed in respect of any taxing period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is

imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

5.4 Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

5.5 Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverage's required to be maintained by Lessee under Article 13. Lessor will pay all premiums for the insurance coverage's required to be maintained by Lessor under Article 13.

5.6 Management or Franchise Fees. Lessee will maintain in full force and effect, and pay or cause to be paid all fees and other charges payable pursuant to the Franchise Agreement and any Management Agreement with respect to the Hotel.

ARTICLE 6
LEASED PROPERTY; PERSONAL PROPERTY

6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

6.2 Lessee's Personal Property. Lessee may acquire and maintain throughout the Term such Inventory as is required to operate the Leased Property in the manner contemplated by this Lease, in addition to any Inventory that is part of the Leased Property owned by Lessor or purchased by reserved funds of the Lessor. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property (including Inventory) owned by Lessee. Lessee, at the commencement of the Term, and from time to time thereafter, shall provide Lessor with an accurate list of all such items of Lessee's personal property (collectively, the *"Lessee's Personal Property"*). Lessee may, subject to the first sentence of this Section 6.2 and the conditions set forth below, remove any of Lessee's Personal Property set forth on such list at any time during the Term or upon the expiration or any prior termination of the Term. All of Lessee's Personal Property, other than Inventory, not removed by Lessee within ten (10) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to its original condition (ordinary wear and tear excepted), including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor. Upon the expiration or earlier termination of the Term, Lessor or its designee shall have the option to purchase all Inventory on hand at the Leased Property at the time of such expiration or termination for a sale price equal to the fair market value of such Inventory. Lessee may make such financing arrangements, title retention agreements, leases or other agreements with respect to Lessee's Personal Property as it sees fit provided that Lessee first advises Lessor of any such arrangement and such arrangement expressly provides that in the event of Lessee's default thereunder, Lessor (or its designee) may assume Lessee's obligations and rights under such arrangement. Notwithstanding anything in this Section 6.2 to the contrary, Lessee shall not remove any of Lessee's Personal Property and/or enter into any financing arrangements, title retention agreements, leases or other agreements with respect to Lessee's Personal Property to the extent such actions violate the Loan Documents.

6.3 Lessor's Option to Purchase Assets of Lessee. Effective on not less than ninety (90) days' prior Notice given at any time within one hundred eighty (180) days before the expiration of the Term, but not later than ninety (90) days prior to such expiration, or upon such shorter Notice period as shall be appropriate if this Lease is terminated prior to its expiration date, Lessor shall have the option to purchase all (but not less than all) of the assets of Lessee, tangible and intangible, relating to the Leased Property (other than this Lease), at the expiration or termination of this Lease for an amount (payable in cash on the expiration date of this Lease) equal to the fair market value thereof. In the event that Lessor and Lessee cannot agree upon the fair market value of such property, the fair market value shall be determined by binding arbitration pursuant to Section 25.1.

ARTICLE 7
CONDITION AND USE OF LEASED PROPERTY

7.1 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property. Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. Lessee is leasing the Leased Property *"as is"* in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Provided, however, to the extent permitted by law, Lessor hereby assigns to Lessee all of Lessor's rights, if any, to proceed against any predecessor in title (other than any Affiliate of Lessee, which conveyed the Property to Lessor) for breaches of warranties or representations or for latent defects in the Leased Property. Lessor shall fully cooperate with Lessee in the prosecution of any such claim, in Lessor's or Lessee's name, all at Lessee's sole cost and expense. Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligations and liabilities against or incurred by Lessor in connection with such cooperation.

7.2 Use of the Leased Property.

(a) Lessee covenants that it will exercise reasonable efforts to obtain and to maintain all approvals needed to use and operate the Leased Property for its Primary Intended Purpose, as defined in Section 7.2(b) below, and applicable Legal Requirements.

(b) Lessee shall use or cause to be used the Leased Property only as a Hampton Inn hotel facility, and for such other uses as may be necessary or incidental to such use or such other use as otherwise approved by Lessor (the *"Primary Intended Use"*). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent may be granted, denied or conditioned in Lessor's sole discretion. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or fire underwriter's regulations. Lessee shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee's Personal Property.

(c) Subject to the provisions of Articles 14, 15, 18 and 21, Lessee covenants and agrees that during the Term it will (1) operate continuously the Leased Property as a hotel facility, (2) keep in full force and effect and comply with all the provisions of the Franchise Agreement, (3) not terminate or amend the Franchise Agreement, without the consent of Lessor (which shall not be unreasonably withheld or delayed), and (4) maintain appropriate certifications and Licenses for such use.

(d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the Hotel, nor shall Lessee cause or permit any nuisance thereon.

(e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (1) might reasonably tend to impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Hotel on the Leased Property.

7.3 Lessor to Grant Easements, Etc. Subject to the terms of the Loan Documents, Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee's cost and expense (but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third

parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating that such grant, release, dedication, transfer, petition or amendment does not interfere with the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

7.4 Engagement of a Manager. Lessee shall not engage a Manager for the Leased Property other than a qualified manager without the written consent of the Lessor, which may be given or withheld in Lessor's reasonable discretion. The parties hereby agree that Moody National Hospitality Management, LLC is a qualified manager. Any management contract, agreement or other arrangement entered into by Lessee shall not relieve Lessee of any of Lessee's obligation hereunder and any such agreement shall be expressly subordinate to the terms and conditions of this Lease.

7.5 Change in Franchise Affiliation. Lessee shall not, without the prior written consent of Lessor, which consent may be granted or withheld in Lessor's sole discretion, replace the existing franchise affiliation.

ARTICLE 8
LESSEE'S COMPLIANCE WITH LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS

8.1 Compliance with Legal and Insurance Requirements, Etc. Subject to Section 8.3(b) below and Section 12.2 (relating to permitted contests), Lessee, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply with all appropriate Licenses and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

8.2 Legal Requirement Covenants.

(a) Subject to Section 8.3 below, Lessee covenants and agrees that the Leased Property and Lessee's Personal Property, if any, shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others. Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all sub-tenants, invitees or others within its control so to comply with all Legal Requirements). Lessee may, however, upon prior Notice to Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor's rights hereunder, and at Lessee's sole expense. If by the terms of any such Legal Requirement compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any charge or liability of any kind, or the filing of any lien, against the Hotel or Lessee's leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

(b) As between Lessor and Lessee, Lessee is solely responsible for all liabilities or obligations of any kind with respect to employees at the Leased Property during the Term. Without limiting the generality of the foregoing sentence, Lessee is solely responsible for any required compliance with the Worker Adjustment, Retraining and Notification Act of 1988 (the *"WARN Act"*) or any similar state law applicable to the Leased Property; any required compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (*"COBRA"*); and all alleged and actual obligations and claims arising from or relating to any employment agreement, collective bargaining agreement or employee benefit plans, any grievances, arbitration's, or unfair labor practice charges, and relating to compliance with any applicable state or federal labor employment law, including but not limited to all laws pertaining to discrimination, workers' compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits. Lessee agrees to indemnify and defend and hold harmless Lessor from and against any claims relating to any of the foregoing matters. Lessee further agrees to reimburse Lessor for any and all losses, damages, costs, expenses, liabilities and obligations of any kind, including without limitation reasonable attorney's fees and other legal costs and expenses, incurred by Lessor in connection with any of the foregoing matters.

8.3 Environmental Covenants. Lessor and Lessee additionally covenant and agree as follows:

(a) At all times hereafter until the later of (i) such time as all liabilities, duties or obligations of Lessee to Lessor under the Lease have been satisfied in full and (ii) such time as Lessee completely vacates the Leased Property and surrenders possession of the same to Lessor, Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon. Lessee agrees to give Lessor prompt Notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release known by Lessee at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

(b) Lessor hereby agrees to defend, indemnify and save harmless any and all Lessee Indemnified Parties from and against any and all Environmental Liabilities other than (i) Environmental Liabilities resulting from conditions disclosed in any environmental audit obtained by Lessor and provided to Lessee prior to the execution of this Lease (the *"Environmental Audit"*), and (ii) Environmental Liabilities which were caused by the acts or grossly negligent failures to act of Lessee.

(c) Lessee hereby agrees to defend, indemnify and save harmless any and all Lessor Indemnified Parties from and against any and all Environmental Liabilities which were (i) resulting from conditions disclosed in the Environmental Audit, and (ii) caused by the acts or grossly negligent failures to act of Lessee.

(d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Subsection 8.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless such counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld or delayed, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld or delayed), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities and loss incurred by such Indemnified Parties by reason of such settlement or judgment.

(e) At any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior Notice to Lessee and Manager stating such Indemnified Party's basis for such belief, an Indemnified Party shall be given immediate access to the Leased

Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies), Lessee's employees, and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may he conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable.

(f) The indemnification rights and obligations provided for in this Article 8 shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.

(g) The indemnification rights and obligations provided for in this Article 8 shall survive the termination of this Lease.

For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Lessee or Lessor, as the case may be, any claims or rights it may have against any third party that would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

Notwithstanding anything to the contrary contained in this Lease, if Lessor shall become entitled to the possession of the Leased Property by virtue of the termination of the Lease or repossession of the Leased Property, then Lessor may assign its indemnification rights under this Section 8.3 (but not any other rights under this Section 8.3) to any Person to whom Lessor subsequently transfers the Leased Property, subject to the following conditions and limitations, each of which shall be deemed to be incorporated into the terms of such assignment, whether or not specifically referred to therein:

(i) The indemnification rights referred to in this section may be assigned only if a known Environmental Liability then exists or if a Proceeding is then pending or, to the knowledge of Lessee or Lessor, then threatened with respect to the Leased Property;

(ii) Such indemnification rights shall be limited to Environmental Liabilities relating to or specifically affecting the Leased Property; and

(iii) Any assignment of such indemnification rights shall be limited to the immediate transferee of Lessor, and shall not extend to any such transferee's successors or assigns.

ARTICLE 9
MAINTENANCE AND REPAIRS

9.1 Maintenance and Repairs.

(a) Lessee, at its sole expense, will keep the Leased Property, and all private roadways, sidewalks and curbs appurtenant thereto that are under Lessee's control, including windows and plate glass, mechanical, electrical and plumbing systems and equipment (including conduit and ductware), and non-load bearing interior walls, and parking lot surfaces, in good order and repair, except (i) for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof) and (ii) to the extent of damage caused by Lessor's gross negligence or willful misconduct or that of its employees or agents, and, except as otherwise provided in Subsection 9.1(b), Article 14 or Article 15, with reasonable promptness, make all necessary and appropriate repairs replacements, and improvements thereto of every kind and nature, whether interior or exterior ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise), or required by

any governmental agency having jurisdiction over the Leased Property, except as to the roof, structural walls or foundation of the Leased Improvements. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

(b) Notwithstanding Lessee's obligations under Subsection 9.1(a) above, except to the extent of damage caused by Lessee's negligence or willful misconduct or that of its employees or agents, Lessor shall be required to bear the cost of maintaining any of the roof, structural walls or foundation of the Leased Improvements, but excluding windows and plate glass, mechanical, electrical and plumbing systems and equipment, including conduit and ductware, and non-load bearing walls, and parking lot surfaces. Except as set forth in the preceding sentence and in Section 10.3, Lessor shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor, pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted, except following default by Lessor under this Lease, to the extent of repairs (for which Lessor is obligated hereunder) required to be made in order for the Hotel, and Lessee's use thereof, to comply with Lessee's obligations under the Management Agreement or any Franchise Agreement, as applicable. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic's lien laws now or hereafter existing.

(c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

9.2 Encroachments, Restrictions, Etc. Lessor represents and warrants that the Leased Improvements do not materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject. Except to the extent that such representation and warranty is breached by Lessor, if any of the Leased Improvements, at any time hereafter, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any Person affected by any such encroachment, violation or impairment, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article 10. Lessee's obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance held by Lessor.

ARTICLE 10
ALTERATIONS AND IMPROVEMENTS; FF&E RESERVE

10.1 Alterations. After receiving approval of Lessor, which approval shall not be unreasonably withheld or delayed, Lessee shall have the right to make such additions, modifications or improvements to the Leased Property from time to time as Lessee deems desirable for its permitted uses and purposes, provided that such action will not significantly alter the character or purposes or significantly detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of Lessee to comply with the provisions of this Lease. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor.

10.2 Salvage. All materials which are scrapped or removed in connection with the making of repairs required by Articles 9 or 10 shall be or become the property of Lessor or Lessee depending on which party is paying for or providing the financing for such work.

10.3 Furniture, Fixture and Equipment Allowance. Upon the execution of this Lease, Lessor shall have funded an approximately $1,400,000 reserve ("PIP Reserve") as required under the Initial Loan Documents to meet the requirements for periodic repair, replacement or refurbishing of furniture, fixtures and equipment that constitute Leased Property. Additional monthly reserves for such purpose required to meet the terms of the Loan Documents shall be the obligation of the Lessor. Any requirements in addition to the Loan Documents pursuant to the Management Agreement (or Franchise Agreement, if applicable) shall be the obligation of the Lessee. Subject to the provisions of the Loan Documents, the PIP Reserve shall be made available by Lessor for use by Lessee for replacement or refurbishing of furniture, fixtures and equipment that constitute Leased Property in connection with the Primary Intended Use; provided, however, that no amounts made available under this Article shall be used to purchase property (other than *"real property"* within the meaning of Treasury Regulations Section 1.856-3(d)), to the extent that doing so would cause Lessor to recognize income other than *"rents from real property"* as defined in Section 856(d) of the Code. Lessor's obligation shall be cumulative, but not compounded, and any amounts that have accrued hereunder shall be payable in future periods for such uses and in accordance with the procedure set forth herein. Lessee shall have no interest in any accrued obligation of Lessor hereunder after the termination of this Lease.

ARTICLE 11
COMPLIANCE WITH OTHER AGREEMENTS

11.1 Compliance with Franchise Agreement and Management Agreement. To the extent any of the provisions of the Management Agreement or Franchise Agreement, as applicable, impose a greater obligation on Lessee than the corresponding provisions of the Lease, then Lessee shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under, the provisions of the Franchise Agreement and the Management Agreement, as applicable. It is the intent of the parties hereto that Lessee shall comply in every respect with the provisions of the Management Agreement or any Franchise Agreement so as to avoid any material default thereunder during the term of this Lease. Lessee shall not terminate, extend or enter into any material modification of the Management Agreement or Franchise Agreement, as applicable, without in each instance first obtaining Lessor's prior written consent, which shall not be unreasonably withheld, and consent of the Lender, if required by the Loan Documents. Lessor and Lessee agree to cooperate with each other in the event it becomes necessary to obtain a Management Agreement extension or modification (or, at Lessor's option, a new franchise) for the Leased Property, and in any transfer of the Management Agreement or any Franchise Agreement to Lessor or any designee of Lessor or any successor to Lessee upon the termination of this Lease. In the event of expiration or termination of the Management Agreement or any Franchise Agreement, for whatever reason, Lessor will have the right, in the exercise of its sole discretion, to approve any new Franchise Agreement or Management Agreement for the Hotel and such new Franchise Agreement or Management Agreement shall also be subject to the consent of the Lender, if required by the Loan Documents.

ARTICLE 12
PERMITTED LIENS AND CONTESTS

12.1 Liens. Subject to the provisions of Section 12.2 relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or

encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters included as exceptions in the title policy insuring Lessor's interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes upon Lessor or the Leased Property which Lessee is not required to pay hereunder, (e) subleases permitted by Article 20 hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Section 12.2, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Section 12.2 hereof, and (h) any liens which are the responsibility of Lessor pursuant to the provisions of Article 22 of this Lease.

12.2 Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim (*"Claims"*) not otherwise permitted by Section 12.1, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Section provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or risk the loss of any portion of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any mortgage, deed of trust, security deed or other agreement encumbering the Leased Property or any interest therein. Upon the request of Lessor, Lessee shall either (a) provide a bond or other assurance reasonably satisfactory to Lessor that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any lender of Lessor with reasonable evidence of such deposit within five (5) days of the same. Lessor agrees to join in any such proceedings if the same be required legally to prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability or loss for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such liabilities, losses, costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this Section and diligently to prosecute any contest of the same, Lessor may, upon ten (10) days' advance Notice to Lessee, and Lessee's failure to correct the same within such ten (10) day period, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor as Additional Charges at the next Payment Date provided for in this Lease; provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such Notice as is practical under the circumstances. Lessor reserves the right to contest any of the Claims at its expense not pursued by Lessee. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

ARTICLE 13
INSURANCE REQUIREMENTS

13.1 General Insurance Requirements. During the Term of this Lease, Lessee shall at all times keep the Leased Property insured with the kinds and amounts of insurance described below, or such other insurance coverage(s) as may be required by the Management Agreement and the Loan Documents; provided, however, all insurance coverage for which Lessor is required to reserve funds pursuant to the Loan Documents shall be the obligation of the Lessor. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name Lessor and/or Lessee, as applicable, as the insured or as an additional named insured, as the case may be. Losses shall be payable to Lessor or Lessee as provided in this Lease. Any loss adjustment shall require the written consent of Lessor and Lessee, each acting reasonably and in good faith. Evidence of insurance

shall be deposited with Lessor. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, if any, shall include the following:

(i) All Risks Property insurance on the Leased Improvements in an amount not less than 100% of the full replacement cost of the Leased Improvements with a Replacement Cost Endorsement. "Full replacement cost" as used herein means the cost of replacing the Leased Improvements (exclusive of the cost of excavations, foundation and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii) Boiler and Machinery insurance as may reasonably be required to cover physical damage to the Improvements and to the major components of any central hearing, air-conditioning or ventilation systems;

(iii) Provided that the Leased Property, or any portion thereof, is located in an area designated as a flood prone area participating in the National Flood Insurance Program, flood insurance in an amount equal to the full replacement cost or the maximum amount then available, unless neither the Leased Property, nor any portion thereof, is located within a 100 year flood plain as determined by the Federal Insurance Administration;

(iv) During any changes or alternations of the Leased Property or any part thereof and during any Restoration following a Taking or a casualty, all risk builder's risk insurance in an amount not less than 100% of the full replacement cost of the Improvements;

(v) Insurance against loss of profits or rental under a business interruption insurance policy or under a rental value insurance policy covering risk of loss due to the occurrence of any of the hazards covered by the policies described in (i), (ii), and (iii) above, and (to the extent insurance covering hazards is generally obtainable) in (iv) in an amount not less than the aggregate requirements for the period of 12 months following the occurrence of the insured casualty for: (i) Base Rent and Percentage Rent, and (ii) Additional Charges, including premiums on insurance required to be carried pursuant to this Section;

(vi) Comprehensive general liability insurance including contractual liability insurance specifically covering the indemnification obligations of Lessee under this Lease, on an occurrence basis against claims for personal injury, (including, without limitation, elevators and/or escalators) and the sidewalks, driveways and curbs adjacent thereto with limits not less than $1,000,000 combined single limit and $2,000,000 in the annual aggregate in the event of bodily injury or death to any number of persons in any accident; and

(vii) Any other insurance or coverages applicable to the Leased Property which are required to be maintained by the owner or operator of the Leased Property pursuant to the terms of any Permitted Mortgage; provided that such insurance shall only be required to be maintained by Lessee during the term of the Permitted Mortgage.

13.2 Reserved.

13.3 Waiver of Subrogation. All insurance policies carried by Lessor or Lessee covering the Leased Property, the Fixtures, the Hotel or Lessee's Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so. Each party agrees to seek recovery from any applicable insurance coverage prior to seeking recovery against the other.

13.4 Form Satisfactory, Etc.

(a) All of the policies of insurance referred to in this Article 13 to be maintained by Lessee shall be written in a form, with deductibles and by insurance companies satisfactory to Lessor. Lessee shall pay all of the

premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, and Lessee shall reimburse Lessor for any premium or premiums paid by Lessor for the coverages required of Lessee under this Article 13 upon written demand therefor, and Lessee's failure to repay the same within thirty (30) days after Notice of such failure from Lessor shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this Article 13 shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor thirty (30) days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

(b) All of the policies of insurance referred to in this Article 13 to be maintained by Lessor shall be written in a form, with deductibles and by insurance companies satisfactory to Lessee. Lessor shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessee prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessor either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessee at the times required, Lessee shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, and Lessor shall reimburse Lessee for any premium or premiums paid by Lessee for the coverages required under this Section upon written demand therefor. Each insurer mentioned in this Article 13 shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Lessee, that it will give to Lessee thirty (30) days' written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

13.5 Increase in Limits. If either Lessor or Lessee at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessor and Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Article 13.

13.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 13. Lessee or Lessor may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee (or Manager) or Lessor; provided, however, that the coverage afforded to Lessor and Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 13 are otherwise satisfied.

13.7 No Separate Insurance. Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insured, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor of any such separate insurance that Lessee has obtained or of the increase of any of the amounts of the then existing insurance.

13.8 Reports On Insurance Claims. Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Lessor. Lessee shall be authorized to adjust, settle, or compromise any insurance loss, or to execute proofs of such loss, in the aggregate amount of $30,000 or less, with respect to any single casualty or other event.

ARTICLE 14
DAMAGE OR DESTRUCTION

14.1 Insurance Proceeds. Subject to the provisions of Section 14.4, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, insured under any policy of insurance required by Article 13 of this Lease, shall be paid to Lessor and held in trust by Lessor in an interest-bearing account, shall be made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and, if applicable, shall be paid out by Lessor from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Lessor; provided, however, if the Loan secured by the Leased Property requires that such funds be held by the Lender, any such proceed shall be held and applied in accordance with the terms of the Loan Documents. Any excess proceeds of insurance (and accrued interest) remaining after the completion of the restoration or reconstruction of the Leased Property, as hereinafter set forth, shall be paid to Lessee, except for any excess funds attributable to Lessor Capital Improvements which shall be retained by Lessor. If neither Lessor nor Lessee is required or elects to repair and restore, and the Lease is terminated without purchase by Lessee as described in Section 14.2, all such insurance proceeds shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor.

14.2 Material Casualty. In the event of any material casualty to the Project, Lessee shall promptly give written notice to Lessor thereof. Except as set forth herein, Lessee shall be responsible for the Restoration of the Leased Property and Lessee shall be entitled to the use of all available proceeds from any insurance for purposes of completing the Restoration. In such event this Agreement shall continue in full force and effect, without abatement, unless otherwise set forth below. If the proceeds from any casualty insurance are insufficient to complete the Restoration, Lessee shall fund any excess required to complete the Restoration except for funds attributed to Lessor Capital Improvements. Lessor shall provide Lessee with the funds necessary to fund any costs to complete the Restoration for Lessor Capital Improvements. Absent receipt of Lessor's agreement to fund such excess amounts within 30 days, Lessee may elect to terminate this Lease upon notice to Lessor within 20 days after the expiration of the 30 day period.

14.3 Lessee's Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property shall be paid to Lessee; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

14.4 Abatement of Rent. In the event that this Agreement is terminated pursuant to this Section 14, then the rental payments and other charges due under this Lease shall be prorated to the date of termination. In the event that some or all of the Leased Property cannot be restored, and Lessor and Lessee elect not to terminate this Lease, then the Base Rent and Percentage Rent shall be reduced by an amount reasonably determined by Lessor and Lessee. If Lessor and Lessee cannot, within 30 days, agree on the new Base Rent and Percentage Rent, either may require that the matter be settled by arbitration as set forth in Section 25.1. Except as provided herein, no destruction of or damage to the Leased Property or any part thereof by fire or any other casualty shall permit Lessee to surrender this Lease or shall relieve Lessee from Lessee's liability to pay the full Base Rent and Percentage Rent and other charges due under this Lease or from any of Lessee's other obligations under this Lease.

14.5 Damage Near End of Term. Notwithstanding any other provisions of this Section 14 to the contrary, if damage to or destruction of the Hotel rendering it unsuitable for its Primary Intended Use occurs during the last twenty-four (24) months of the Term, then Lessee shall have the right to terminate this Lease by giving Notice to Lessor within thirty (30) days after the date of damage or destruction, whereupon all accrued Rent shall be paid immediately, and this Lease shall automatically terminate five (5) days after the date of such Notice. Notwithstanding the foregoing, Lessee may not elect to terminate this Lease pursuant to the preceding sentence if such termination would constitute a default under the Loan, or if Restoration is otherwise required by the Loan Documents, Lessee shall complete the Restoration in accordance with the terms of this Section.

14.6 Waiver. Lessee waives any rights now or hereafter conferred upon Lessee by statute or otherwise to quit or surrender this Lease or the Leased Property or any part thereof, or to any suspension, diminution, abatement or reduction of rent on account of any such destruction or damage except as expressly set forth herein.

ARTICLE 15
CONDEMNATION; AWARD ALLOCATION

15.1 Total Taking. Subject to any Loan Documents, in case of a Taking of all of the Leased Property, this Lease shall terminate and expire as of the Vesting Date and the Base Rent, Percentage Rent and Additional Charges under this Agreement shall be apportioned and paid to the Vesting Date.

15.2 Partial Taking. Subject to any Loan Documents, in case of a Taking of less than all of the Leased Property, Lessor shall receive the entire award for the Taking and, except as specifically set forth in this Section, no claim or demand of any kind shall be made by Lessee against Lessor or any other party who could, by virtue of a claim against it, make a claim against Lessor by reason of such Taking.

(a) In the case of a Taking of a portion, but less than all, of the Leased Property, Lessee shall determine, in Lessee's reasonable discretion, whether the remaining Project (after Restoration referred to in (c), below (i) can be used for the Primary Intended Use and (ii) will allow Lessee to complete the Restoration for an amount not to exceed the proceeds from the Taking. If it is determined by Lessee that the remaining Leased Property cannot be used for the Primary Intended Use, then and in such event this Lease shall terminate as of the Vesting Date and the Base Rent, Percentage Rent and Additional Charges shall be apportioned and paid to the date of termination and no other claim or demand of any kind shall be made by Lessor against Lessee by reason of such termination. If it is determined that Lessee cannot complete the Restoration for an amount that is less than or equal to the proceeds from the Taking then and in such event Lessee can elect to terminate this Lease as of the Vesting Date and the Base Rent, Percentage Rent and Additional Charges shall be apportioned and paid to the date of termination and no other claim or demand of any kind shall be made by Lessor against Lessee by reason of such termination; provided, however, that if there is at least 24 months remaining in the Term, Lessor may agree to pay the excess Restoration expenses in which case this Lease shall not terminate and Lessee shall undertake the Restoration of the Project in accordance with the terms of (c), below.

(b) If, in the case of a Taking of less than all of the Leased Property, this Lease is not terminated in accordance with the provisions of (a) above, this Lease shall continue in full force and effect as to the remaining portion of the Leased Property without any reduction in the Base Rent and Percentage Rent, except as expressly provided in Section 15.3. No such partial taking shall operate as or be deemed an eviction of Lessee from that portion of the Leased Property not affected by such partial Taking or in any way terminate, diminish, suspend, abate or impair the obligation of Lessee to observe and perform fully all the covenants of this Lease on the part of Lessee to be performed with respect to the remainder of the Leased property unaffected by the partial Taking, except as to any reduction (if any) in the Base Rent and Percentage Rent as expressly provided in Section 15.3.

(c) If, in the case of a Taking of less than all of the Leased Property, this Lease is not terminated in accordance with the provisions of (a) above, Lessee shall, prior to the expiration of the Term of this Lease, commence and proceed with reasonable diligence to complete the Restoration provided, however, that Lessor shall, in this case, make the award in the Condemnation Proceedings and, in the case of (a) above, such award plus any excess funds due from Lessor, available to Lessee to be utilized for Restoration of the Leased Property in the following manner, and subject to the following conditions and provisions. Lessor shall be entitled to receive and retain the remainder of the award not needed to complete the Restoration (the "Surplus")

15.3 Rent Reduction. In case of a Taking of less than all of the Leased Property and if (i) this Lease shall not terminate as provided in Section 15.2 (a), and (ii) Restoration has been undertaken by Lessee pursuant to the provisions of Section 15.2(c), then commencing as of the Vesting Date, the amount of the Base Rent and Percentage Rent payable by Lessee under this Lease shall be reduced (and Lessee shall be credited for prior overpayments) by an amount reasonably determined by Lessor and Lessee. If Lessor and Lessee cannot, within 30 days, agree on the new Base Rent and Percentage Rent, either may require that the matter be submitted to Binding Arbitration as set forth in Section 25.1. The new Base Rent and Percentage Rent shall be established to provide Lessee and Lessor with the same economic return that each were entitled to prior to the Taking.

15.4 Notice of Condemnation. Each of Lessor and Lessee shall promptly deliver to the other any notices it receives with respect to a Condemnation Proceeding or threatened Condemnation Proceeding.

15.5 Additional Lender Provision. Notwithstanding anything herein to the contrary, Lessee's and Lessor's rights and obligations in and to any Condemnation Proceeding or related proceeds derived therefrom shall, in all cases, be subject to the rights of the holder of any Permitted Mortgage.

ARTICLE 16
LESSEE EVENTS OF DEFAULT; LESSOR REMEDIES

16.1 Events of Default. If any one or more of the following events (individually, an "*Event of Default*") occurs:

(a) if Lessee fails to make payment of the Base Rent within fifteen (15) days after the same becomes due and payable; or

(b) if Lessee fails to make payment of Percentage Rent within fifteen (15) days after the same becomes due and payable and such condition continues for a period of thirty (30) days after the end of the applicable period; or

(c) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after receipt by Lessee of Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof provided, however, in no event shall such cure period extend beyond ninety (90) days after such Notice; or

(d) if Lessee shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or if a receiver of Lessee or of the whole or substantially all of the assets of Lessee shall be appointed in any proceeding brought by Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Lessee and shall not be vacated or set aside or stayed within sixty (60) days after such appointment; or

(e) if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of its assets; or

(f) if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding (unless Lessee is contesting such lien or attachment in good faith in accordance with Section 12.2 hereof) or there is a Change of Control of Lessee; or

(g) if, except as a result of damage, destruction or a partial or complete Condemnation as contemplated by this Lease, Lessee voluntarily ceases operations on the Leased Property for a period in excess of thirty (30) days; or

(h) if an event of default has been declared by franchisor under any Franchise Agreement with respect to the Hotel as a result of any action or failure to act by Lessee or any Person with whom Lessee contracts for management services at the Hotel, and such default is not cured by the earlier of (A) ten (10) days following notice from Lessor or (B) such earlier date as is required for Lessee to avoid termination of the Franchise Agreement by the franchisor, as applicable;

then, and in any such event, Lessor may exercise one or more remedies available to it herein or at law or in equity, including but not limited to its right to terminate this Lease by giving Lessee not less than ten (10) days' Notice of such termination.

If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (d) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee remedies such default or Event of Default without further delay.

16.2 Surrender. If an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1) and is continuing, whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, if requested by Lessor so to do, immediately surrender to Lessor the Leased Property including, without limitation, any and all books, records, files, licenses, permits and keys relating thereto, and quit the same and Lessor may enter upon and repossess the Leased Property by summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any and all personal property from the Leased Property, subject to rights of any hotel guests and to any requirement of law. Lessee hereby waives any and all requirements of applicable laws for service of notice to re-enter the Leased Property. Lessor shall be under no obligation to, but may if it so chooses, relet the Leased Property or otherwise mitigate Lessor's damages.

16.3 Damages. Neither (a) the termination of this Lease, (b) the repossession of the Leased Property, (c) the failure of Lessor to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination. Damages shall also consist of all reasonable and documented legal expenses and other related reasonable and documented out-of-pocket costs incurred by Lessor following the Event of Default, all reasonable and documented out-of-pocket costs incurred by Lessor in restoring the Leased Property to good order and condition; and any other damages available to Lessor under applicable law.

16.4 Waiver. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable law, (a) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article 16, and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.5 Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

16.6 Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, including, without limitation, Lessee's failure to comply with the terms of the Management Agreement or any Franchise Agreement, and fails to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 16.4, take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 17
LESSOR EVENTS OF DEFAULT; LESSEE'S REMEDIES

17.1 Breach by Lessor. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within such thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, that such default shall be cured by Lessor in any event prior to the date on which the default

becomes an event of default under the terms of any Franchise Agreement for the Hotel. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay.

17.2 Lessee's Right to Cure. Subject to the provisions of Section 17.1, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand or, following entry of a final, nonappealable judgment against Lessor for such sums, may be offset by Lessee against the Base Rent and/or Percentage Rent payments next accruing or coming due. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 17.2 shall survive the termination of this Lease with respect to the Leased Property.

ARTICLE 18
INDEMNIFICATION

18.1 Indemnification.

(a) Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to Section 13.3 and Section 8.3, Lessee will protect, indemnify, hold harmless and defend Lessor from and against all liabilities, losses, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims under liquor liability, *"dram shop"* or similar laws, (b) any use, misuse, non-use, condition, management, maintenance or repair by Lessee or any of its agents, employees or invitees of the Leased Property or Lessee's Personal Property during the Term or any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Lessee or any of its agents, employees or invitees, including any failure of lessee or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder.

(b) Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to Section 13.3 and Section 8.3, Lessor shall indemnify, save harmless and defend Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee Indemnified Parties as a result of (a) the gross negligence or willful misconduct of Lessor arising in connection with this Lease or (b) any failure on the part of Lessor to perform or comply with any of the terms of this Lease. In addition, to the extent that Lender applies Lessee's funds to the payment of obligations of Lessor under the Loan Documents, such funds, to the extent then owed to Lessor under this Lease, will be deemed paid to Lessor in satisfaction of such obligation of Lessee to Lessor, and Lessor shall indemnify Lessee for any appropriation by Lender of Lessee's funds in excess of amounts then owed to Lessor under this Lease. Any amounts that become payable by an Indemnifying Party under this Section shall be paid within ten (10) days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may

not be unreasonably withheld or delayed. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own (or Lessor's) grossly negligent acts or omissions or willful misconduct.

(c) Lessee's or Lessor's liability for a breach of the provisions of this Article shall survive any termination of this Lease.

ARTICLE 19
REIT REQUIREMENTS AND RESTRICTIONS

19.1 Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the fair market value of the items of personal property that are leased to Lessee under this Lease at the beginning and at the end of any Fiscal Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market value of the Leased Property at the beginning and at the end of such Fiscal Year ("Personal Property Limitation"). If Lessor anticipates that the Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Lessor shall notify Lessee and Lessee shall purchase at fair market value any personal property anticipated to be in excess of the Personal Property Limitation and the rent obligation shall be equitably adjusted. This Section 19.1 is intended to ensure that the Rent qualifies as *"rents from real property,"* within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

19.2 Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as *"rents from real property"* within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

19.3 Sublease Tenant Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublease the Leased Property to any Person in which Lessor owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.

19.4 Lessee Officer and Employee Limitation. If a Person serves as both (a) a director of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property) and (b) an officer (or employee) of the Lessor that Person shall not receive any compensation for serving as a director of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property). Furthermore, if a Person serves as both (a) a director of the Lessor and (b) an officer (or employee) of Lessee (or any Person who furnishes or renders services to the tenants of the Leased Property, or manages or operates the Leased Property), that Person shall not receive any compensation for serving as a director of the Lessor.

19.5 Payments to Affiliates of Lessee. During the Term, Lessee shall not pay, or become obligated to pay, any fees to any Affiliate of Lessee in connection with the Hotel, other than fees that are subordinated to the payments that are required to be made to Lessor pursuant to this Lease.

19.6 Taxable REIT Subsidiary. Lessee, or the owner of Lessee to the extent Lessee is a disregarded entity for tax purposes, agrees to make an election to be, and to operate as a taxable REIT subsidiary of Moody National REIT I, Inc., within the meaning of Section 856(e) of the Code, or any similar or successor provision thereto.

19.7 Construction of Lease. Both parties agree that no provision of this Lease shall be construed so as to cause Moody National REIT I, Inc. to fail to qualify as a real estate investment trust.

ARTICLE 20
SUBLETTING AND ASSIGNMENT

20.1 Subletting and Assignment. Subject to the provisions of Article 19 and Section 20.2 and any other express conditions or limitations set forth herein, Lessee may (a) assign this Lease or sublet all or any part of the

Leased Property to an Affiliate of Lessee, or (b) sublet any retail or restaurant portion of the Leased Improvements in the normal course of the Primary Intended Use; provided that any subletting to any party other than an Affiliate of Lessee shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Percentage Rent payable under this Lease. In the case of a subletting, the sublessee shall comply with the provisions of Section 20.2, and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. Notwithstanding the above, Lessee may assign the Lease to an Affiliate without the consent of Lessor; provided that any such assignee assumes in writing and agrees to keep and perform all of the terms of the Lease on the part of Lessee to be kept and performed and shall be and become jointly and severally liable with Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor. Notwithstanding the foregoing, any such assignment or sublet shall be subject to the terms of the Loan Documents. Any sublet or assignment in violation of the requirements of this Article 20 shall be null and void.

20.2 Attornment. Lessee shall insert in each sublease permitted under Section 20.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a Notice from Lessor or Lessor's assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

20.3 Conveyance by Lessor. Lessor may assign this Lease to any purchaser of the Leased Property. If Lessor or any successor owner of the Leased Property conveys the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE 21
QUIET ENJOYMENT; RISK OF LOSS

21.1 Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace periods, if any, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor, to the extent not released in connection with the transactions contemplated by this Lease, or hereafter consented to by Lessee or provided for herein. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

21.2 Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or breach of this Lease by Lessor pursuant to Section 17.1, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

ARTICLE 22
LESSOR MORTGAGES; SUBORDINATION OF LEASE

22.1 Lessor May Grant Liens. Without the consent of Lessee, Lessor may, subject to the terms and conditions set forth below in this Section 22.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (*"Encumbrance"*) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Upon the request of Lessor, Lessee shall subordinate this Lease to the lien of a new mortgage on the Leased Property, on the condition that the proposed mortgagee executes a non-disturbance agreement recognizing this Lease in accordance with the provisions of Section 22.2, and agreeing, for itself and its successors and assigns, to comply with the provisions of this Article 22.

22.2 Subordination of Lease. This Lease and Lessee's interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, deeds of trust, mortgages, or other Encumbrances heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof; provided, however, that with respect to any Mortgage hereafter granted, such subordination is conditioned upon delivery to Lessee of a non-disturbance agreement which provides that Lessee shall not be disturbed in its possession of the Leased Property hereunder following a foreclosure of such Mortgage (or delivery of a deed-in-lieu-of-foreclosure) and that the holder of such Mortgage or the purchaser at a foreclosure sale (or grantee under such deed-in-lieu-of-foreclosure) shall perform all obligations of Lessor under this Lease. In confirmation of such subordination, however, Lessee shall, at Lessor's request, promptly execute, acknowledge and deliver any instrument which may be required to evidence subordination to any Mortgage and to the holder thereof. In the event of Lessee's failure to deliver such subordination and if the Mortgage does not change any term of the Lease, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge, and deliver the instrument as the agent or attorney-in-fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney-in-fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable.

ARTICLE 23
ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS; INSPECTION RIGHTS

23.1 Estoppel Certificates; Financial Statements.

(a) At any time and from time to time upon not less than ten (10) days Notice by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default exists thereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender and any prospective purchaser of the Leased Property.

(b) Lessee will furnish the following statements to Lessor:

(i) with reasonable promptness, such information respecting the financial condition and affairs of Lessee including audited financial statements prepared by the same certified independent accounting firm that prepares the returns for Lessor or such other accounting firm as may be approved by Lessor, as Lessor may request from time to time; and

(ii) the most recent Consolidated Financials of Lessee within forty-five (45) days after each quarter of any Fiscal Year (or, in the case of the final quarter in any Fiscal Year, the most recent audited Consolidated Financials of Lessee within ninety (90) days); and

(iii) on or about the 20th day of each month, a detailed profit and loss statement for the Leased Property for the preceding month, a balance sheet for the Leased Property as of the end of the preceding month, and a detailed accounting of revenues for the Leased Property for the preceding month, each in form acceptable to Lessor.

Lessee will permit the inclusion of such statements in any filings required to be made by Lessor under the Securities Act of 1933 and the Securities Exchange Act of 1934.

(c) At any time and from time to time upon not less than ten (10) days Notice by Lessee, Lessor will furnish to Lessee or to any Person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee's part hereunder, and such other information as may be reasonably requested by Lessee.

23.2 Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee's accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance Notice, subject only to any business confidentiality requirements reasonably requested by Lessee.

ARTICLE 24
LEASEHOLD MORTGAGES

24.1 Leasehold Mortgages. To the extent any provision in this Article 24 conflicts or is inconsistent with any other provision of this Lease, the provisions of this Article 24 shall control.

(a) Lessee, and its successors and assigns, shall have the unconditional right to mortgage, pledge and/or assign this Lease without having to obtain the consent of Lessor. Lessee, and its successors and assigns, shall have the unconditional right to sublet all or a portion of the Leased Property without having to obtain the consent of Lessor. Any pledge or assignment of any interests in Lessee shall be permitted without having to obtain the consent of Lessor.

(b) If Lessee, or Lessee's successors or assigns, shall mortgage this Lease in compliance with the provisions of this Section, then so long as any such mortgage shall remain unsatisfied of record, the following provisions shall apply:

(i) Lessor, upon serving Lessee with any notice of default, or any other notice under the provisions of or with respect to this Lease, shall also serve a copy of such notice upon the holder of such mortgage, at the address provided for in clause (vi) of this Section 24.1(b), and no notice by Lessor to Lessee hereunder shall be deemed to have been duly given unless and until a copy thereof has been so served.

(ii) Any holder of such mortgage, in case Lessee shall be in default hereunder, shall, within the period and otherwise as herein provided, have the right to remedy such default, or cause the same to be remedied, and Lessor shall accept such performance by or at the instance of such holder as if the same had been made by Lessee.

(iii) For the purposes of this Article, no event of default shall be deemed to exist in respect of the performance of work required to be performed, or of acts to be done, or of conditions to be remedied, if steps shall in good faith, have been commenced within the time permitted therefor to rectify the same and shall be prosecuted to completion with diligence and continuity.

(iv) Notwithstanding anything herein contained to the contrary, upon the occurrence of any event of default, Lessor shall take no action to effect a termination of this Lease without first giving to the holder of such mortgage written notice thereof and a reasonable time thereafter within which either (x) to obtain possession of the mortgaged property (including possession by a receiver) or (y) to institute, prosecute and complete foreclosure proceedings or otherwise acquire Lessee's interest under this Lease. Provided, however, that: (x) such holder shall not be obligated to continue such possession or to continue such foreclosure proceedings after such defaults shall have been cured and (y) such holder shall agree with Lessor in writing to comply during the period of such forbearance with such of the terms, conditions and covenants of this Lease as are reasonably susceptible of being

complied with by such holder. Any default by Lessee, not reasonably susceptible of being cured by such holder shall be deemed to have been waived by Lessor upon completion of such foreclosure proceedings or upon such acquisition of Lessee's interest in this Lease, except that any of such events of default which are reasonably susceptible of being cured after such completion and acquisition shall then be cured with reasonable diligence. Such holder, or his designee, or other purchaser in foreclosure proceedings may become the legal owner and holder of this Lease through such foreclosure proceedings or by assignment of this Lease in lieu of foreclosure.

(v) In the event of the termination of this Lease prior to the expiration of the Term (including, without limitation, in connection with a rejection of this Lease in the event of a bankruptcy of Lessee), Lessor shall serve upon the holder of such mortgage written notice that the Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Lessor. Such holder shall thereupon have the option to obtain a new Lease in accordance with and upon the following terms and conditions:

(A) Upon the written request of the holder of such mortgage, within thirty (30) days after service of such notice that the Lease has been terminated, Lessor shall enter into a new lease of the Leased Property with such holder, or his designee, as follows:

(B) Such new lease shall be effective as at the date of termination of this Lease, and shall be for the remainder of the term of this Lease and at the rent and upon all the agreements, terms, covenants and conditions hereof, including any applicable rights of renewal. Upon the execution of such new lease, Lessor shall allow to the tenant named therein and such tenant shall be entitled to an adjustment in an amount equal to the net income derived by Lessor from the Leased Property during the period from the date of termination of this Lease to the date of execution of such new lease.

(vi) Any notice or other communication which Lessor shall desire or is required to give to or serve upon the holder of a mortgage on this Lease shall be in writing and shall be served by registered mail, addressed to such holder at his address as set forth in such mortgage. Any notice or other communication which the holder of a mortgage on this Lease shall desire or is required to give to or serve upon Lessor shall be deemed to have been duly given or served if sent in duplicate by registered mail addressed to Lessor at Lessor's address as set forth in this Lease or at such other addresses as shall be designated by Lessor by notice in writing given to such holder by registered mail.

(vii) Effective upon the commencement of the term of any new lease executed pursuant to paragraph (v) of this Section, all subleases shall be assigned and transferred without recourse by Lessor to the tenant under such new lease, and all moneys on deposit with Lessor which Lessee would have been entitled to use but for the termination or expiration of this Lease may be used by the tenant under such new lease for the purposes of and in accordance with the provisions of such new lease. If the holders of more than one such leasehold mortgage shall make written requests upon Lessor for a new lease in accordance with the provisions of this Section, the new lease shall be entered into pursuant to the request of the holder whose leasehold mortgage shall be prior in lien thereto and thereupon the written requests for a new lease of each holder of a leasehold mortgage junior in lien shall be and be deemed to be void and of no force or effect.

(viii) No agreement between Lessor and Lessee modifying, canceling or surrendering this Lease shall be effective without the prior written consent of the leasehold mortgagee.

(ix) The fee title to the Leased Property and the leasehold estate created therein pursuant to the provisions of this Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in Lessee, Lessor, or in any other person by purchase, operation of law or otherwise.

(c) If any leasehold mortgagee shall acquire title to Lessee's interest in this Lease, by foreclosure of a mortgage thereon or by assignment in lieu of foreclosure or by an assignment from a designee or wholly owned subsidiary corporation of such mortgagee, or under a new lease pursuant to this Article, such mortgagee may assign such lease and shall thereupon be released from all liability for the performance or observance of the covenants and conditions in such lease contained on tenant's part to be performed and observed from and after the date of such assignment, provided that such assignee assumes the obligations of Lessee hereunder.

(d) Lessor hereby agrees to deliver to Lessee a ground lessor estoppel certificate in the form reasonably required by any leasehold mortgagee of Lessee.

ARTICLE 25
BINDING ARBITRATION

25.1 Binding Arbitration. Any controversy between the parties hereto arising out of or related to this Lease or the breach thereof shall be settled by arbitration in Harris County, Texas, unless otherwise agreed to by the parties thereto, in accordance with the rules of the American Arbitration Association, and judgment entered upon the aware rendered may be enforced by appropriate judicial action. The arbitration panel shall consist of one member, which shall be the mediator if mediation has occurred or shall be a person agreed to by each party to the dispute within 30 days following notice by one party that he or she desires that a matter be arbitrated. If there was no mediation and the parties are unable within such 30 day period to agree upon an arbitrator, then the panel shall be one arbitrator selected by the Harris County office of The American Arbitration Association, which arbitrator shall be experienced in the area of real estate and who shall be knowledgeable with respect to the subject matter area of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expenses, reasonable attorneys' fees of both parties, any costs of producing witnesses and any other reasonable costs or expenses incurred by the losing party or the prevailing party or such costs shall be allocated by the arbitrator. The arbitration panel shall render a decision within 30 days following the close of presentation by the parties of their cases and any rebuttal. The parties shall agree within 30 days following selection of the arbitrator to any prehearing procedures or further procedures necessary for the arbitration to proceed, including interrogatories or other discovery.

ARTICLE 26
NOTICES

26.1 Notices. All notices, demands, requests, consents approvals and other communications (*"Notice"* or *"Notices"*) hereunder shall be in writing and hand-delivered, sent by FedEx or other nationally recognized overnight courier service, or mailed (by registered or certified mail, return receipt requested and postage prepaid), if to Lessor at 6363 Woodway, Suite 110, Houston, Texas 77057, Attn: Brett C. Moody and if to Lessee at 6363 Woodway, Suite 110, Houston, Texas 77057, Attn: Brett C. Moody or to such other address or addresses as either party may hereafter designate. Personally delivered Notice shall be effective upon receipt, and Notice given by overnight courier service or by mail shall be complete at the time of deposit with the courier service or in the U.S. Mail system, respectively, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by overnight courier service shall be extended one (1) day and by mail shall be extended five (5) days.

ARTICLE 27
GENERAL PROVISIONS

27.1 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

27.2 Remedies Cumulative. To the extent permitted by law and unless otherwise provided herein to the contrary, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more

of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

27.3 Waiver of Trial by Jury. LESSOR AND LESSEE EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF A PROCEEDING WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN ARTICLE 16.

27.4 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

27.5 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

27.6 Waiver of Presentment, Etc. Lessee waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

27.7 Action for Damages. Except as otherwise expressly provided herein, in any suit or other claim brought by either party seeking damages against the other party for breach of its obligations under this Lease, the party against whom such claim is made shall be liable to the other party only for actual damages and not for consequential, punitive or exemplary damages.

27.8 Lease Assumption in Bankruptcy Proceeding. If an Event of Default occurs and Lessee has filed or has had filed against it a petition in bankruptcy or for reorganization or other relief pursuant to the federal bankruptcy code, Lessee shall promptly move the court presiding over the proceeding to assume this Lease pursuant to 11 U.S.C. §365, without seeking an extension of the time to file said motion.

27.9 Enforceability. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules.

27.10 Memorandum of Lease. Lessor and Lessee shall promptly, upon the request of either party, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made. Lessor shall pay all costs and expenses of recording such memorandum of this Lease.

27.11 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State, without regard to any applicable conflicts of laws principles that would require the application of the law of any other jurisdiction and venue with respect to any action to construe or enforce this Lease shall be laid in the State where the Leased Property is located.

27.12 Counterparts. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed to constitute but one and the same instrument.

27.13 Special Lender Provisions.

(a) Each of Lessor and Lessee hereby acknowledges and agrees that Initial Lender has made the Initial Loan to be secured by a mortgage or deed of trust upon the Leased Property and that for all purposes hereunder such mortgage or deed of trust shall qualify as and be the first lien mortgage or deed of trust encumbering the Leased Property.

(b) Lessee agrees that it will comply with the provisions of the Initial Loan Documents and will operate the Leased Property in accordance therewith.

(c) While the obligations under the Initial Loan remain outstanding, the Initial Lender will have the right to participate in any arbitration proceeding relating to the termination or amendment of this Lease or with respect to any matter that affects the Initial Lender's rights under the Initial Loan Documents.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

"LESSOR"

Moody National Cedar-Newark Holding, LLC, a Delaware limited liability company

By: ______________________________
Name: Brett C. Moody
Title: President

"LESSEE"

Moody National TPS Newark MT, LLC, a Delaware limited liability company

By: ______________________________
Name: Brett C. Moody
Title: President

Exhibit A

Leased Property

The land referred to is situated in the County of Alameda, City of Newark, State of California and is described as follows:

Parcel One:

Parcel l, Parcel Map 7179, filed April 1, 1999, in Book 244 of Maps, Pages 24 and 25, Alameda County Records.

Parcel Two:

Non-exclusive reciprocal easements, rights and privileges of use, both pedestrian and vehicular, appurtenant to Parcel One for the installation, construction, operation, maintenance, repair and replacement of a roadway and walkway and for the installation, plating, ponds and streams and all irrigation and drainage facilities over a southwesterly portion of Parcel l, Parcel Map 4180, filed December 27, 1983, Map Book 141, Page 79, Alameda County Records, as shown and delineated in the Declaration of Restrictions, Creating Roadway, Walkway and Landscaping Easement executed by Duffel Financial and Construction Company, a California Corporation, recorded July 31, 1990, Series No. 90-207536, Alameda County Records, and as modified by the Modification of Easement recorded June 26, 1996, Series No. 96-154458, Official Records.

Parcel Three:

A non-exclusive private storm drain easement for the benefit of Parcel One for the purpose of installing and maintaining storm drain facilities, over that certain 20 foot by 15 foot southwesterly portion of Parcel 2, Parcel Map 7179, Filed April 1, 1999, in Book 244 of Maps, Pages 24 and 25, Alameda County Records, as delineated on said Map as "PSDE".

APNs: 901-0195-037 and 901-0195-038

EXHIBIT B

BASE RENT

Year	Annual Rent	Monthly
Year 1	$ 1,500,000	$ 125,000
Year 2	$ 1,500,000	$ 125,000
Year 3	$ 1,500,000	$ 125,000
Year 4	$ 1,500,000	$ 125,000
Year 5	$ 1,500,000	$ 125,000

Base Rent shall be adjusted for Year 6 as set forth in Section 3.1(a), and shall be adjusted every 5 years thereafter until the termination of the Lease.

EXHIBIT C

PERCENTAGE RENT

The Annual Revenue Computation is equal to the amount obtained by multiplying the Gross Revenue ("x") from the prior twelve months by a factor ("y") as set forth below:

Gross Revenue (x)	Factor (y)
$0 - $3,750,000	41.0%
Over $3,750,000 - $3,950,000	42.0%
Over $3,950,000 - $4,150,000	43.0%
Over $4,150,000 - $4,350,000	44.0%
Over $4,350,000	45.0%

The Annual Revenue Computation shall be adjusted for Year 6 as set forth in Section 3.1(b), and shall be adjusted every 5 years thereafter until the termination of the Lease.